FORM 4

/  /  Check this box if no longer
      subject to Section 16.
      Form 4 or Form 5 obligations
      may continue.  See instruction 1(b).

               U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

               Filed pursuant to Section 16(a) of the
               Securities Exchange Act of 1934, Section
     17(a) of the Public Utility Holding Company Act of 1935 or
          Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person

     Horton              Keith            D.
-------------------------------------------------------
    (Last)              (First)           (Middle)


     Penn Virginia Coal Company
     U.S. Highway 58 - 421 West
-------------------------------------------------------
                   (Street)


     Duffield             VA              24244
-------------------------------------------------------
    (City)              (State)           (Zip)


2.  Issuer Name and Ticker or Trading Symbol
      PENN VIRGINIA CORPORATION (PVA)


3.  Statement for Month/Year
    June 1998


4.  If Amendment, Date of Original (Month/Year)


5.  Relationship of Reporting Person to Issuer
    (Check if applicable)


    _____ Director                    _____ 10% Owner
    __X__ Officer (Give title below)  _____ Other (specify below)

    Vice President
    ------------------------------------------


6.  Individual or Joint/Group Filing
    (Check applicable line)
    __X_  Form filed by one Reporting Person
    ____  Form filed by more than one Reporting Person



Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

                                                   3. Transaction
                                   2. Transaction        Code
                                         Date         -----------
1. Title of Security                  (Mo/Day/Yr)     Code     V
-----------------------------      --------------     ----    ---
Common Stock $6.25 par value       6/11/98             A      ---
Common Stock $6.25 par value       6/18/98             A      ---
Common Stock $6.25 par value       6/18/98             A      ---
Common Stock $6.25 par value       6/12/98             A      ---

                                   4. Securities Acquired (A)
                                         or Disposed of (D)
                                      ---------------------------
                                               (A) or
1. Title of Security                  Amount     (D)     Price
-----------------------------------   ------   -------   --------
Common Stock $6.25 par value          1,000     A        $26.125
Common Stock $6.25 par value            400     D        $28.4375
Common Stock $6.25 par value            400     D        $28.50
Common Stock $6.25 par value            200     D        $29.00



                                                     6. Ownership
                                   5.  Amount of          Form
                                       Securities        Direct
                                      Beneficially       (D) or
                                        owned at        Indirect
1. Title of Security                  End of Month        (I)
-----------------------------------   ------------      ---------
Common Stock $6.25 par value                             D
Common Stock $6.25 par value                             D
Common Stock $6.25 par value                             D
Common Stock $6.25 par value          -0-



                                   7. Nature of
                                      Indirect
                                      Beneficial
1. Title of Security                  Ownership
-----------------------------------   ----------
Common Stock $6.25 par value          ---
Common Stock $6.25 par value          ---
Common Stock $6.25 par value          ---
Common Stock $6.25 par value          ---




Table II -- Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


                             2. Conversion or
                                Exercise Price    3. Transaction
1. Title of Derivative          of Derivative           Date
       Security                   Security           (Mo/Day/Yr)
-----------------------------   ------------------   ------------
Nonqualified Stock Options      $26.125              6/11/98


                                             5.  Number of
                                                 Derivatives
                                                 Securities
                                                  Acquired
                                                   (A) or
                             4. Transaction       Disposed
                                   Code            (D) of
1. Title of Derivative          ------------   -----------
       Security                 Code    V        (A)     (D)
-----------------------------   ----   ----    ------- -------
Nonqualified Stock Options      A      V       ---     1,000


                                               7. Title and
                          6. Date Exer-           Amount of
                             ciasable and         Underlying
                             Expiration           Securities
                             Date              -------------------
                             (Mo/Day/Yr)                    Amount
                             ----------------                 or
                             Date     Expira-               Number
1. Title of Derivative       Exer-    tion                    of
       Security              cisable  Date     Title        Shares
--------------------------   -------  -------  -----        -------
Nonqualified Stock Options   6/22/89  6/21/98  Common Stock 1,000
                                               ($6.25 par
                                               value)


                                                  9.  Number of
                                                      Derivative
                                                      Securities
                                                     Beneficially
                             8. Price of              Owned at
1. Title of Derivative          Derivative              End of
       Security                 Security                Month
-----------------------------   ------------------   ------------
Nonqualified Stock Options      ---                  101,000 <F1>


                             10. Ownership
                                 Form of
                                 Derivative
                                 Security         11. Nature of
                                 Direct (D)           Indirect
1. Title of Derivative           of Indirect          Beneficial
       Security                      (I)              Ownership
-----------------------------   ------------------    -----------
Nonqualified Stock Options      D                     ---

<F1>  On August 15, 1997, the common stock of Penn Virginia Corporation split
      2-for-1 resulting in the Reporting Person's acquisition of an additional 51,000 options for shares of common stock.


Intentional misstatements or
omissions of facts constitute
Federal Criminal Violations.


   Keith D. Horton                           July 2, 1998
-----------------------------              ----------------
Signature of Reporting Person                    Date

By: /s/ Nancy M. Snyder
    ------------------------
    Nancy M. Snyder
    General Counsel and Corporate Secretary
    Authorized Signer